JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-293684 and 333-293684-01

Dated August 7, 2026

2-Year MXEF Dual Directional Buffered PLUS

This document provides a summary of the terms of the Dual Directional Buffered PLUS, which we refer to as the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying index:	MSCI Emerging Markets Index (Bloomberg ticker: MXEF Index)
Payment at maturity:

If the final index value is greater than the initial index value, for each $1,000 stated principal amount Buffered PLUS,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final index value is equal to the initial index value or is less than the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15.00%, for each $1,000 stated principal amount Buffered PLUS,

$1,000 + ($1,000 × absolute index return)

In this scenario, you will receive a 1% positive return on the Buffered PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $150.00. Accordingly, the maximum downside payment at maturity is $1,150.00 per Buffered PLUS.

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10.00%, for each $1,000 stated principal amount Buffered PLUS,

($1,000 × index performance factor) + $150.00

This amount will be less than the stated principal amount of $1,000 per Buffered PLUS. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $150.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 × leverage factor × index percent change
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	150%
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Buffer amount:	15.00%
Index performance factor:	final index value / initial index value
Maximum upside payment at maturity:	At least $1,318.50 (at least 131.85% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$150.00 per Buffered PLUS (15.00% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	Expected to be August 24, 2026
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	August 24, 2028
Maturity date†:	August 29, 2028
CUSIP / ISIN:	46661KGP7 / US46661KGP75
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data /19617/000121390026086608/ea0301182-01_424b2.htm

†Subject to postponement or early acceleration

The estimated value of the Buffered PLUS on the pricing date will be provided in the pricing supplement and will not be less than $940.00 per $1,000 stated principal amount Buffered PLUS.

For information about the estimated value of the Buffered PLUS, which likely will be lower than the price you paid for the Buffered PLUS, please see the hyperlink above.

Any payment on the Buffered PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Buffered PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Buffered PLUS.

The Buffered PLUS
The Underlying Index
$1,318.50 Hypothetical Maximum Upside Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
Buffer Zone
-15.00%
21.23334%
31.85%
Payment at Maturity on the Buffered PLUS
$1,600.00
$1,500.00
$1,400.00
$1,300.00
$1,200.00
$1,100.00
$1,000.00
$900.00
$800.00
$700.00
$600.00
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Percentage Change in the Underlying Index

Change in Underlying Index	Return on the Buffered PLUS*
50.00000%	31.85%
40.00000%	31.85%
30.00000%	31.85%
21.23334%	31.85%
20.00000%	30.00%
10.00000%	15.00%
5.00000%	7.50%
1.00000%	1.50%
0.00000%	0.00%
-5.00000%	5.00%
-10.00000%	10.00%
-15.00000%	15.00%
-20.00000%	-5.00%
-30.00000%	-15.00%
-40.00000%	-25.00%
-50.00000%	-35.00%
-60.00000%	-45.00%
-80.00000%	-65.00%
-100.00000%	-85.00%

*Assumes a hypothetical maximum upside payment at maturity of 131.85% of the stated principal amount

JPMorgan Chase Financial Company LLC

2-Year MXEF Dual Directional Buffered PLUS

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Buffered PLUS Generally

▪	Buffered PLUS do not pay interest and you could lose up to 85.00% of your principal at maturity.
▪	The appreciation potential of the Buffered PLUS if the underlying index has appreciated is limited by the maximum upside payment at maturity.
▪	Your maximum downside gain on the Buffered PLUS is limited by the buffer amount.
▪	The Buffered PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets.
▪	Secondary trading may be limited.
▪	We may accelerate your Buffered PLUS in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs.
▪	The final terms and estimated valuation of the Buffered PLUS will be provided in the pricing supplement.
▪	The tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Buffered PLUS and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Buffered PLUS.

Risks Relating to the Estimated Value and Secondary Market Prices of the Buffered PLUS

▪	The estimated value of the Buffered PLUS will be lower than the original issue price (price to public) of the Buffered PLUS.
▪	The estimated value of the Buffered PLUS does not represent future values of the Buffered PLUS and may differ from others’ estimates.
▪	The estimated value of the Buffered PLUS is derived by reference to an internal funding rate.
▪	The value of the Buffered PLUS as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Buffered PLUS for a limited time period.
▪	Secondary market prices of the Buffered PLUS will likely be lower than the original issue price of the Buffered PLUS.
▪	Secondary market prices of the Buffered PLUS will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.
▪	The Buffered PLUS are subject to risks associated with securities issued by non-U.S. companies.
▪	The Buffered PLUS are subject to risks associated with emerging markets.
▪	The Buffered PLUS are subject to currency exchange risk.
▪	Recent executive orders may adversely affect the performance of the underlying index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Buffered PLUS — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.